CO2 Purchase and Sale
                                Agreement


  WHEREAS, High Plains Corporation (hereinafter referred to as "SELLER") operates an ethanol production facility in York, Nebraska which produces as a by-product raw carbon dioxide (CO-2) in gaseous form; and

  WHEREAS, EPCO Carbon Dioxide Products, Inc. ("EPCO") will be manufacturing liquid CO2 at a CO2 Liquefaction Plant to be constructed by EPCO on premises leased or owned by EPCO in York, Nebraska; and

  WHEREAS, EPCO desires to purchase Raw CO-2 gas from SELLER; and

  WHEREAS, SELLER desires to sell such CO-2 gas on the terms and conditions set forth in this agreement;

  NOW THEREFORE, in consideration of the foregoing premises, the mutual covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows, superceding all prior agreements:

  1.  Definitions:

    (a) EPCO CO2 Plant - The CO2 Liquefaction Plant to be constructed by EPCO in York, Nebraska;

    (b) SELLER'S Facility - The ethanol production facility and related operations located on the premises of SELLER in York, Nebraska which produces as a by-product quantities of CO-2 in gas form;

    (c) Contract year - shall mean a twelve (12) month period beginning on the first day of the first month after the EPCO CO2 Plant begins producing food grade liquid CO2, and every year thereafter for succeeding periods of twelve (12) months.

    (d) Matchpoint - The flange or other point on the necessary services and process facility conduits into and out of the EPCO CO2 Plant Site and shown on Exhibit A. Installation costs on the EPCO CO2 Plant side of the Matchpoint shall be borne by EPCO. Installation costs on the SELLER'S Facility side of the Matchpoint will be borne by SELLER. EPCO will fund the costs for SELLER's improvements and will recover those costs in the form of deductions from the funds due to SELLER from the first product sales. Unless agreed otherwise, this Matchpoint shall be located as near as practicable to the boundary of the EPCO CO2 Plant Site.

    (e) SELLER'S Facility Site - That parcel of land constituting the entire premises upon which the SELLER'S Facility in York, Nebraska is located, all as more particularly set out and described on Exhibit B, attached hereto and made a part hereof.

    (f) EPCO CO2 Plant Site - a parcel of land designated by EPCO on which its CO-2 Plant Site is located all as more particularly set out and described on Exhibit B, attached hereto and made a part hereof.

  2. Term: The primary term of this agreement shall begin on the first day of operation of the EPCO CO-2 Plant and shall end on the last day of the tenth contract year thereafter. Provided, however, that this agreement shall automatically renew for additional term(s) of 5 years each until either SELLER or EPCO provides written notification of termination to the other at least six months prior to the end of the primary or any renewal term. Should SELLER during the initial term of this contract, or any extension thereto, file a voluntary petition under any chapter of the United States
Bankruptcy code, or if a petition in Bankruptcy or under any debtors relief law shall be filed against SELLER, or if SELLER becomes insolvent, or if proceedings are begun by or against SELLER seeking the appointment of a receiver, or if SELLER should cease operations for a period of more than thirty consecutive days, except for events of Force Majeure, then EPCO shall have the right to terminate this agreement and retain all money owed by it to SELLER.


  3. Quantity and Price: SELLER agrees to supply to EPCO at the Matchpoint at 6 p.s.i.g. at least 200 tons of CO-2 gas per day. The price for such CO2 shall be $7.00 per short ton.

  4. Take or Pay Minimum: EPCO agrees to Take or Pay ("Take or Pay") for, whether taken or not, a minimum of 70% of 200 short tons, or 140 short tons per day, of CO2 during each six month period of this contract. EPCO's obligation to Take or Pay shall abate in the event of force majeure or cessation of operation of SELLER'S facility.

  5. Measurement: The quantity of CO2 gas purchased by EPCO shall be measured by the number of tons of liquid CO-2 produced by EPCO's plant, determined on certified truck and rail scales located on the EPCO
Plant Site. Title to and risk of loss of CO2 gas shall pass from SELLER to EPCO at the Matchpoint, as defined herein, but the quantity of CO-2 sold and purchased shall nonetheless be measured on the truck and rail scales stated above. EPCO will furnish certified Bills of Lading to SELLER, omitting the customer names and addresses, which shall establish the billable tons of product used by EPCO. EPCO shall not vent CO2 gas, and shall maximize recovery of condensation gas. EPCO shall keep a record of daily production, and of each individual shipment, a copy of which shall be given to SELLER on a daily basis. SELLER shall have the right to an independent audit of production and shipment information at SELLER's sole expense. SELLER is hereby granted a security interest in EPCO's inventory of all finished product prior to sale, to secure any amounts due SELLER. SELLER shall be entitled to purchase up to 10 tons of finished CO2 liquid product per day during the term of this agreement for $26.50 per ton utilized. High
Plains will be furnished copies of any product quality tests performed by EPCO.

  6. Payment and Terms: SELLER shall bill EPCO monthly for the Tons of Product shipped from the EPCO Facility. EPCO shall pay net thirty (30) days from billing date.

  7. Force Majeure: Neither party shall be liable for failure to perform or for delay in performing this Agreement, where such failure or delay is occasioned by events constituting force majeure, and the parties shall use all reasonable efforts to minimize the duration of any event of force majeure. For purposes of this agreement force majeure shall include the following: (a) fire, explosion, strike, lock-out, labor dispute, casualty, accident or mechanical failure(s); (b) lack or failure in whole or in part of transportation facilities; (c) storm, flood or drought; (d) acts of God or of the public enemy, war, riots, police action, or civil commotion. The party asserting that an event of force majeure has occurred shall send the other party notice thereof by cable, telecopy or telex no later than three (3) days after the beginning of such claimed event setting forth a description of the event of force majeure, an estimate of its effect upon the party's ability to perform its obligations under this Agreement and the duration thereof. The notice shall be supplemented by such other information or documentation as the party receiving the notice may reasonably request. As soon as possible after the cessation of any event of force majeure, the party which asserted such event shall give the other party written notice of such cessation. Whenever possible, each party shall give the other party notice of any threatened or impending event of force majeure, and the parties shall use all reasonable efforts to minimize the duration of any event of force majeure.

    In the event of force majeure affecting SELLER, EPCO shall have the right to the first 200 tons of CO2 per day produced by the SELLER'S
Plant.

    It is agreed that if the SELLER'S Facility or EPCO's Plant is destroyed by some force beyond their control, they shall not be required to rebuild their facility and this Agreement will be terminated without penalty.

  8. Confidentiality and Non-Competition: The parties hereby acknowledge that in the course of engaging in the sale and purchase of CO-2 gas at the York, Nebraska location, each will have access to Confidential Information which includes but is not limited to each other's business, the identity of customers, the quantity of liquid
CO-2 used by such customers, shipping records, pricing, customer lists, production methods, technical and non-technical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, information regarding actual and potential customers of each party and actual and potential suppliers of each party. The parties agree that all such Confidential Information shall be kept secret and confidential.

    The parties further acknowledge that violation of the provisions of this Section shall constitute irreparable injury and shall entitle the non-violating party to temporary preliminary and/or permanent injunctive relief, in addition to any other remedy at law or in equity.

  9. Insurance: Prior to construction of the CO-2 Liquefaction Plant EPCO shall furnish SELLER Certificates of Insurance with thirty days notice of cancellation and/or change in coverage clause as evidence of the following coverages:

      1. Worker's Compensation as prescribed by law and Employer's Liability Insurance with a limit of not less than $1,000,000 per person and $1,000,000 per accident;

      2. Comprehensive Public Liability and Automobile Liability, including broad form contractual liability provision to cover any liability assumed by EPCO under this Contract, with a combined single limit of $5,000,000 Property Damage and Bodily Injury;

      3. SELLER shall be named as an additional insured on these policies of insurance.


  10. Assignment: Subject to the terms and conditions set forth herein, no assignment by the parties of all or part of its rights and obligations shall be made without the consent of the non-assigning party, which consent shall not be unreasonably withheld.
Notwithstanding the foregoing, in the event the SELLER sells its Facility in York, Nebraska EPCO may, at its sole option, terminate this agreement without any penalty.

  11. Entire Agreement: The entire Agreement is contained herein and there are no oral promises, representations, or other warranties affecting it. No amendment or modifications of any of the terms and provisions of this Agreement shall be binding upon either SELLER or EPCO unless the same be expressed in writing and signed by both parties.

  12. Miscellaneous: This Agreement and the agreements referred to herein comprise the entire agreement between the parties relating to the subject matter hereof and there are no agreements, understandings, conditions, warranties or representations concerning the subject matter hereof which are not set forth or referred to herein.
Headings are for reference only, and do not affect the meaning of any paragraph. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The failure of either party to require strict compliance with any of the terms and conditions of this agreement in any one situation shall not constitute a waiver of any of the terms and conditions of this agreement.

  13. Notices: Notices and other communications between the parties hereto shall be in writing (by mail, telex, telecopy or telegraph unless a particular mode is specified herein), postage or transmission costs prepaid, and shall be addressed to the parties hereto at the addresses set forth below:

    To SELLER:    High Plains Corporation
                  200 West Douglas, Suite 820
                  Wichita, Kansas 67202

    To EPCO:    EPCO Carbon Dioxide Products, Inc.
                1500 Lamy Lane
                Monroe, Louisiana  71201
                Telephone: (318) 361-0870
                FAX: (318) 361-0047

    All such Notices and communications shall be deemed effective on (i) the date of transmission, if sent by telecopy or if sent by telex, with confirmed answer back, or (ii) the date that is five (5) calendar days after the date on which deposited or sent, if sent by mail or telegraph. Each party hereto may change its address for purposes hereof by Notice given to the other party in the manner prescribed herein.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, this 6th day of November, 1997.



                                        EPCO CARBON DIOXIDE PRODUCTS, INC.



                                        By: /s/Eric P. Wiesemann
                                            President


Attest: /s/Emmett W. Averett



                                       HIGH PLAINS CORPORATION



                                       By: /s/Christopher G. Standlee


                                       Title: Vice President


Attest: /s/H.T. Ritchie